Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	January 3, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Retirement of James E. Raley

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that it received notification that Mr. James E. Raley, an appointed manager of the board of managers of the general partner of the general partner of the Partnership (the “Board”) retired, effective as of December 29, 2023.

In recognition of his outstanding record of service, the Board has designated Mr. Raley as a Manager Emeritus, an honorary designation (without compensation or voting rights) that reflects the enduring mark he has left on Dorchester and its people.

Casey McManemin, Chairman of the Board, stated “Jim’s steady leadership and dedication have been instrumental in the success of Dorchester Minerals and its predecessors for over 47 years. His wise counsel was essential in the founding of our Partnership and the guidance he continues to provide is invaluable to our team. We continue to recognize his experience and treasure his friendship as he transitions into this new role.”

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.